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                                                                   Exhibit 10.23
                                                                   -------------

[cad 157]Letterhead[cad 179]


July 7, 1994

Mr. M. Denis Connaghan
801 Quinwood Lane
Maitland, Florida  32751

                              Re:  Employment Offer

Dear Denis:

Pursuant to our most recent discussion of your letter requesting a modification from my original offer, we have agreed to the following:

1) Your stock option vesting will be consistent with the rest of the senior executives. Since we are repricing options, it is my hope that your options would vest consistent with my request for our repricing, which is 25% after six months of employment; 25% one year thereafter; 25% at 30 months; 25% after 42 months of employment. However, if the Stock Option Committee does not accept this recommendation, you will vest 25% each year beginning from the first anniversary of your employment and 25% each year thereafter, until the option is fully vested.

2) In the event that Delphi is purchased and the entity ceases to exist under it's current charter, all of your unvested stock option will vest one day prior to completion of the purchase of Delphi.

3) Delphi will pay all customary and reasonable relocation expenses within the $60,000 limit and I will work with you in good faith to determine what is included in all reasonable expenses associated with your relocation.

I believe this fully constitutes our most recent understanding and conclusion. We are anxious to get started and look forward to your leadership and contribution.

Sincerely,


/s/ David J. Torrence
- ------------------------------
David J. Torrence
President and CEO

DJT:pc

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June 17, 1994

Mr. M. Denis Connaghan
801 Quinwood Lane
Maitland, Florida 32751

Dear Denis:

Welcome to Delphi Information Systems and my personal best wishes to you for a long and fruitful career here. Listed below is a summary of our offer and agreement. If you have any other understanding that is different, then please contact me immediately so we can be sure that we are in synch, with no chance of any misunderstandings.

1)   TITLE:
     ------
          Executive Vice President, Chief Operating Officer

2)   SALARY:
     -------
          Your salary will be $200,000 annually and will be reviewed each year by the Chief Executive Officer and Board of Directors.

3)   BONUS:
     ------

          Your bonus target percent will be 45% of your base salary. This will be a $90,000 target bonus to be earned by achieving all planned objectives agreed upon between you, Delphi's Chief Executive Officer, and the Board of Directors.

4)   RELOCATION ALLOWANCE:
     ---------------------

          Delphi will pay a maximum of $60,000 for all of your relocation expenses in relocating from Florida to Chicago. This would include real estate fees, transportation, the movement of household goods, and all expenses normally associated with the selling of your Florida home and the purchase of a home in Chicago. Delphi will provide tax assistance relative to the relocation. Tax assistance will be to offset any taxes that you incur as a result of the relocation.

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Page Two
June 17, 1994

5)   STOCK OPTION:
     -------------
          You will receive a stock option to purchase 200,000 shares of Delphi Common Stock. This option will vest 25% over 4 years, beginning twelve months after your start date: Example: if your start date is July 11, 1994, then this stock option will vest:
                            50,000 shares on July 11, 1995;
                            50,000 shares on July 11, 1996;
                            50,000 shares on July 11, 1997;
          and the remaining 50,000 shares on July 11, 1998.

          The price will be determined by the stock option committee at its quarterly meeting.

6)   SEVERANCE AGREEMENT:
     --------------------

          You will receive twelve months of salary continuance if you are terminated without cause before December 31, 1995. To receive this salary continuance you must actively seek employment, and upon being employed your salary from Delphi will cease. The purpose is to assist you in seeking employment and is not to be construed as a twelve month severance payment without condition. If the company is sold and your role is materially changed, then the same conditions apply and you will be eligible for salary continuance. This does not include our intended acquisition, or merger, of Agena. Even though Agena might own a controlling interest, this would not constitute a purchase of Delphi.

I believe this constitutes our specific understanding and this is the information that I have provided to Yuval Almog, Delphi's Chairman, prior to my final offer to you and your acceptance. Again, I am excited about your joining Delphi and look forward to your leadership and management expertise to enhance the value of Delphi Information Systems.

Sincerely,

/s/ David J. Torrence
- ---------------------

David J. Torrence
President and
Chief Executive Officer

DJT:pc

cc:  Yuval Almog